CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated June 9, 2011, relating to the financial statements and financial highlights that appear in the April 30, 2011 Annual Report to Shareholders of Invesco Van Kampen Mid Cap Growth Fund, Invesco Van Kampen Small Cap Value Fund and Invesco Van Kampen Value Opportunities Fund and our report dated May 19, 2011, relating to the financial statements and financial highlights that appears in the March 31, 2011 Annual Report to Shareholders of Invesco Technology Sector Fund, four of the funds constituting AIM Sector Funds (Invesco Sector Funds), which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading “Other Service Providers” in such Registration Statement.
PricewaterhouseCoopers LLP
Houston, Texas
July 25, 2011